                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 2)(1)



                      InterNAP Network Services Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45885A102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 20, 2001
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         / /      Rule 13d-1(b)
         / /      Rule 13d-1(c)
         /X/      Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 45885A102                 13G                     Page 2 of 21 pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Investment Partners VIII, Limited Partnership
     06-1522124
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       9,299,345 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    9,299,345 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,299,345 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.18%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                 13G                     Page 3 of 21 pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak Associates VIII, LLC
     06-1523705
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,299,345 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,299,345 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     9,299,345 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.18%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     OO-LLC
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                 13G                     Page 4 of 21 pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VIII Affiliates Fund, Limited Partnership
     06-1528836
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       218,845 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    218,845 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     218,845 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.15%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     PN
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                 13G                     Page 5 of 21 pages
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Oak VIII Affiliates, LLC
     06-1531129
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       218,845 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    218,845 Shares of Common Stock
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     218,845 Shares of Common Stock
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     0.15%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     OO-LLC
-------------------------------------------------------------------------------
                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                     13G                Page 6 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners X, Limited Partnership
     06-1601019
-------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group *
     (a)     / /
     (b)     /X/
-------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------

 Number of Shares            (5)  Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------
 Each Reporting              (6)  Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------
                             (7)  Sole Dispositive Power
                                    Not applicable
                             --------------------------------------
                             (8)  Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     Not applicable
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     Not applicable
-------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                       13G              Page 7 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates X, LLC
     Applied for I.R.S. identification number
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)     / /
     (b)     /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------

Number of Shares             (5)  Sole Voting Power
Beneficially                        Not applicable
Owned by                      --------------------------------------
Each Reporting               (6)  Shared Voting Power
Person With:                        Not applicable
                              --------------------------------------
                             (7)  Sole Dispositive Power
                                    Not applicable
                              --------------------------------------
                             (8)  Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     Not applicable

-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     Not applicable

-------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                 13G                     Page 8 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak X Affiliates Fund, Limited Partnership
     06-122220
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power
Beneficially                      Not applicable
Owned by                   -----------------------------------------
Each Reporting             (6)  Shared Voting Power
Person With:                      Not applicable
                           -----------------------------------------
                           (7)  Sole Dispositive Power
                                  Not applicable
                           -----------------------------------------
                           (8)  Shared Dispositive Power
                                  Not applicable
--------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     Not applicable
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     Not applicable
-------------------------------------------------------------------
12.  Type of Reporting Person *

     PN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102          13G                      Page 9 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak X Affiliates, LLC
     Applied for I.R.S. identification number
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power
Beneficially                      Not applicable
Owned by                   -----------------------------------------
Each Reporting             (6)  Shared Voting Power
Person With:                      Not applicable
                           -----------------------------------------
                           (7)  Sole Dispositive Power
                                  Not applicable
                           -----------------------------------------
                           (8)  Shared Dispositive Power
                                  Not applicable
--------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     Not applicable
--------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

--------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     Not applicable

--------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                          13G           Page 10 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware

-------------------------------------------------------------------

Number of Shares         (5)  Sole Voting Power
Beneficially                    Not applicable
Owned by                 ------------------------------------------
Each Reporting           (6)  Shared Voting Power
Person With:                    9,518,190 Shares of Common Stock
                         ------------------------------------------
                         (7)  Sole Dispositive Power
                                Not applicable
                         ------------------------------------------
                         (8)  Shared Dispositive Power
                                9,518,190 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     6.32%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     CO

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                 13G                   Page 11 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------


Number of Shares         (5)  Sole Voting Power
Beneficially                    Not applicable
Owned by                 ------------------------------------------
Each Reporting           (6)  Shared Voting Power
Person With:                    9,518,190 Shares of Common Stock
                         ------------------------------------------
                         (7)  Sole Dispositive Power
                                Not applicable
                         ------------------------------------------
                         (8)  Shared Dispositive Power
                                9,518,190 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     6.32%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                         13G           Page 12 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Gerald R. Gallagher

-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)     / /
     (b)     /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------


Number of Shares         (5)  Sole Voting Power
Beneficially                    Not applicable
Owned by                 ------------------------------------------
Each Reporting           (6)  Shared Voting Power
Person With:                    9,518,190 Shares of Common Stock
                         ------------------------------------------
                         (7)  Sole Dispositive Power
                                Not applicable
                         ------------------------------------------
                         (8)  Shared Dispositive Power
                                9,518,190 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     6.32%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                          13G         Page 13 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States

-------------------------------------------------------------------


Number of Shares         (5)  Sole Voting Power
Beneficially                    Not applicable
Owned by                 ------------------------------------------
Each Reporting           (6)  Shared Voting Power
Person With:                    9,518,190 Shares of Common Stock
                         ------------------------------------------
                         (7)  Sole Dispositive Power
                                Not applicable
                         ------------------------------------------
                         (8)  Shared Dispositive Power
                                9,518,190 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     6.32%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                        13G            Page 14 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------

Number of Shares         (5)  Sole Voting Power
Beneficially                    103,052 Shares of Common Stock
Owned by                 ------------------------------------------
Each Reporting           (6)  Shared Voting Power
Person With:                    9,518,190 Shares of Common Stock
                         ------------------------------------------
                         (7)  Sole Dispositive Power
                                103,052 Shares of Common Stock
                         ------------------------------------------
                         (8)  Shared Dispositive Power
                                9,518,190 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     9,621,242 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     6.39%
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                      13G              Page 15 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States

-------------------------------------------------------------------

Number of Shares         (5)  Sole Voting Power
Beneficially                   Not applicable
Owned by                 ------------------------------------------
Each Reporting           (6)  Shared Voting Power
Person With:                    9,518,190 Shares of Common Stock
                         ------------------------------------------
                         (7)  Sole Dispositive Power
                                Not applicable
                         ------------------------------------------
                         (8)  Shared Dispositive Power
                                9,518,190 Shares of Common Stock
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     9,518,190 Shares of Common Stock
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     6.32%

-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                       13G        Page 16 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     David B. Walrod
-------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          / /
     (b)          /X/
-------------------------------------------------------------------
3.   SEC Use Only

------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States

-------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power
Beneficially                      Not applicable
Owned by                   -----------------------------------------
Each Reporting             (6)  Shared Voting Power
Person With:                      Not applicable
                           -----------------------------------------
                           (7)  Sole Dispositive Power
                                  Not applicable
                           -----------------------------------------
                           (8)  Shared Dispositive Power
                                  Not applicable
-------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each
     Reporting Person

     Not applicable
-------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares *               / /

-------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     Not applicable
-------------------------------------------------------------------
12.  Type of Reporting Person *

     IN

------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                       Page 17 of 21 pages

                                  Schedule 13G
                                 Amendment No. 2
                          Common Stock Par Value $0.001
                               CUSIP No. 45885A102


ITEM 1(A)                  NAME OF ISSUER:
                           InterNAP Network Services Corporation

ITEM 1(B)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                    601 Union Street, Suite 1000
                                    Seattle, Washington 98101

ITEM 2(A)                  NAME OF PERSON FILING:

     Oak Investment Partners VIII, Limited Partnership
     Oak Associates VIII, LLC
     Oak VIII Affiliates Fund, Limited Partnership
     Oak VIII Affiliates, LLC
     Oak Investment Partners X, Limited Partnership*
     Oak Associates X, LLC*
     Oak X Affiliates Fund, Limited Partnership*
     Oak X Affiliates, LLC*
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     David B. Walrod*

     --------------------
     * New Reporting Entity

ITEM 2(B)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

                                                          Page 18 of 21 pages

ITEM 2(C)                  CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person


ITEM 2(D)                  TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.001 per share

ITEM 2(E)                  CUSIP NUMBER:             45885A102

ITEM 3                     Not Applicable.

ITEM 4                     OWNERSHIP.

     The approximate percentages of shares of common stock reported as beneficially owned by the Reporting Entities is based upon 150,550,338 shares outstanding as of July 23, 2001, as reported in the Issuer's preliminary Proxy Statement filed with the Commission on July 25, 2001, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 19,620 shares of common stock and 380 shares of common stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment Partners VIII, Limited Partnership ("Oak Investment VIII") and Oak VIII Affiliates Fund, Limited Partnership ("Oak VIII Affiliates"), respectively. Amounts shown as beneficially owned by Mr. Harman include 94,853 shares of common stock held by Mr. Harman and an aggregate of 8,199 shares of common stock held in trust for the benefit of Mr. Harman's three minor children. Mr. Harman disclaims beneficial ownership of the shares held by Oak Investment VIII and Oak VIII Affiliates and the shares held in trust for his three minor children.

     On July 20, 2001, Oak Investment Partners X, Limited Partnership ("Oak Investment X") and Oak X Affiliates Fund, Limited Partnership (together with Oak Investment X, the "Oak X Entities") entered into a unit purchase agreement with the Issuer and other investors in connection with a private placement of units by the Issuer. Pursuant to such agreement the Oak X Entities have agreed to purchase an aggregate of $27.7 million of units, with each unit consisting of 1/20 of a share of the Issuer's Series A preferred stock and a warrant to purchase 1/4 of a share of the Issuer's common stock, at a purchase price per unit equal to the lower of $1.60 or 100% of the volume weighted average price of the common stock for the five trading days following the tenth trading day after the public announcement of the Issuer's second quarter results. Each share of Series A preferred stock is initially convertible into twenty shares of common stock, subject to further adjustment. The purchase price for the units was deposited in escrow pending the consummation of the private placement and the satisfaction of certain material conditions related thereto, including the receipt of approval from the Issuer's shareholders.

                                                          Page 19 of 21 pages

     The Reporting Entities are filing this Amendment No. 2 to reflect the addition of the new Reporting Entities listed in Item 2 and to disclose the pending, unconsummated transaction described in the previous paragraph. By making this filing, the Reporting Entities acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Entity disclaims the existence of a "group" and disclaims beneficial ownership of all shares of common stock or securities convertible into or exercisable for common stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

     The Agreement of the Reporting Entities is attached hereto as Exhibit A.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                           OF ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                           THE GROUP.

     Not applicable

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10                    CERTIFICATIONS.

     Not applicable

                                                           Page 20 of 21 pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:
----------

     Dated: August 1, 2001

     Entities:

Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation

                                   By:  /s/ Edward F. Glassmeyer
                                        -------------------------------

                                        Edward F. Glassmeyer, as
                                        General Partner or
                                        Managing Member or as
                                        Attorney-in-fact for the
                                        above-listed entities
     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod


                                   By:  /s/ Edward F. Glassmeyer
                                        -------------------------------

                                        Edward F. Glassmeyer
                                        Individually and as
                                        Attorney-in-fact for the
                                        above-listed individuals

                                                         Page 21 of 21 pages


                                INDEX TO EXHIBITS
                                -----------------

                                                                          PAGE
                                                                          ----
EXHIBIT A              Agreement of Reporting Persons                      22

EXHIBIT B              Power of Attorney with respect to:                  23
                       Oak Investment Partners X, Limited Partnership
                       Oak Associates X, LLC
                       Oak X Affiliates Fund, Limited Partnership
                       Oak X Affiliates, LLC
                       David B. Walrod

                       (Power of attorney with respect to all other
                       Reporting Entities previously filed.)
